CERTIFICATE OF DESIGNATIONS

OF THE

SERIES C PREFERRED STOCK OF

WATER ON DEMAND, INC.

WATER ON DEMAND, INC., a corporation organized and existing under the Corporate laws of the State of Nevada (the “Company”), hereby certifies that the following resolution pertaining to its Series C Preferred Stock of the Company, par value of $0.0001 per share (the “Series C Shares” or the “Preferred Stock”), was adopted by the Board of Directors of the Company (the “Board of Directors” or the “Board”) by unanimous written consent of the Board dated October 11, 2022. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Articles of Incorporation (the “Articles”).

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles, the Board hereby establishes a new series of Preferred Stock, which the Board hereby designates as Series C Preferred Stock;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate, the Board hereby fixes (i) the designation of the Preferred Stock as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such Preferred Stock as indicated opposite “AUTHORIZED SHARES” below; (iii) the dividend rights for such Preferred Stock as indicated opposite “DIVIDEND RIGHTS” below; (iv) the voting powers of the Preferred Stock as indicated opposite “VOTING POWERS” below; (v) the conversion rights of the Preferred Stock as indicated opposite “CONVERSION RIGHTS,” and (vi) the transfer restrictions applicable to such Preferred Stock opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	Series C Preferred Shares

AUTHORIZED SHARES:	1,000,000 shares

PAR VALUE:	$0.0001
DIVIDEND RIGHTS:	The Series C Preferred Shares shall not be entitled to receive dividends.

VOTING POWERS:

The holders of Series C Preferred Shares (“Holders”) shall vote with the holders of the common shares on an as converted basis. However, as long as any shares of Series C Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Shares or alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series C Preferred Shares, or (d) enter into any agreement with respect to any of the foregoing.  Notwithstanding the foregoing, the Holders shall be entitled to vote a number of shares equal to fifty-one percent (51%) of the total number of voting shares.

CONVERSION RIGHTS	The shares of Series C Preferred Shares are not convertible into shares of common stock.

TRANSFER RESTRICTIONS:

No holder of Series C Preferred Shares shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its sole discretion, each such document being in form and substance satisfactory to the Company in its sole discretion.

RESOLVED FURTHER, that such Preferred Stock shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Certificate.

(Signature Page Follows)

IN WITNESS WHEREOF, Water On Demand, Inc. has caused this Certificate of Designations to be executed by its Chief Executive Officer as of the date first set forth above.

T. Riggs Eckelberry, Chief Executive Officer